Exhibit 3.15

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “BEVERAGE INVESTMENTS LLC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JUNE, A.D. 2007, AT 10:51 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State

4371665 8100	AUTHENTICATION:	5762589
070712768
	DATE:	06-15-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:34 PM 06/14/2007
FILED 10:51 PM 06/14/2007
SRV 070712768 - 4371665 FILE
CERTIFICATE OF FORMATION
OF
BEVERAGE INVESTMENTS LLC
     This Certificate of Formation of Beverage Investments LLC, dated June 14, 2007, is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act. The undersigned certifies as follows:
     FIRST: The name of the limited liability company formed hereby is Beverage Investments LLC (the “Company”).
     SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Sharon N. Purcell
Sharon N. Purcell
Authorized Person